CHEFS INTERNATIONAL, INC.

P.O. BOX 1332, POINT PLEASANT BEACH, NJ 08472 . 908-295-0350 . FAX 908-295-4514
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                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                November 7, 1996

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    The  Annual  Meeting  of  Stockholders  of Chefs  International,  Inc.  (the
"Company") will be held at the Company's Jack Baker's Lobster Shanty Restaurant at 2200 South Orlando Avenue, Cocoa Beach, Florida 32931 on Thursday, November 7, 1996 at 9:30 A.M. (local time) for the purpose of considering and acting upon the following matters:

    1.Election of directors for the ensuing year (Proposal One).

    2.Authorization and approval of an amendment to the Company's Certificate of Incorporation (a) to reduce the number of authorized shares of Common Stock from 50,000,000 shares of Common Stock, $.01 par value per share ("Old Common Stock") to 15,000,000 shares of Common Stock, $.01 par value per share ("New Common Stock"), and (b) to effect a one-for-three reverse stock split of the outstanding 13,466,155 shares of Old Common Stock, thereby changing such shares of Old Common Stock into approximately 4,488,719 shares of New Common Stock (Proposal Two).

    3.Such other business as may properly come before the meeting or any adjournment thereof.

    Pursuant to the provisions of the By-Laws, the Board of Directors has fixed the close of business on October 3, 1996 as the record date for determining the stockholders of the Company entitled to notice of, and to vote at the meeting or any adjournment thereof.

    Stockholders who do not expect to be present in person at the meeting are urged to date and sign the enclosed proxy and promptly mail it in the accompanying postage-paid envelope.

                                        By Order of the Board of Directors

                                 ANTHONY PAPALIA
                                                  President

    Dated:  Point Pleasant Beach, New Jersey 08742
         October 7, 1996



    PLEASE COMPLETE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING BUT WILL, HOWEVER, HELP TO ASSURE A QUORUM AND AVOID ADDED PROXY SOLICITATION COSTS.


                            CHEFS INTERNATIONAL , INC.
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P.O. BOX 1332, POINT PLEASANT BEACH, NJ 08742 - 908-295-0350 - FAX 908-295-4514


                                 PROXY STATEMENT

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                      Annual Meeting of Stockholders: November 7, 1996

    This Proxy Statement of Chefs International, Inc., a Delaware corporation (the "Company") is first being mailed to Stockholders on or about October 7, 1996 in connection with the solicitation of proxies by the Company's Board of Directors to be used at the Annual Meeting of Stockholders of the Company to be held on Thursday, November 7, 1996 at 9:30 A.M. (local time) at the Company's Jack Baker's Lobster Shanty Restaurant at 2200 South Orlando Avenue, Cocoa Beach, Florida 32931. Accompanying this Proxy Statement is a Notice of Annual Meeting of Stockholders, a form of Proxy and a copy of the Company's 1996 Annual Report containing financial statements and related data.

    All proxies which are properly filled in, signed and returned to the Company in time will be voted in accordance with the instructions thereon. Any such proxy may be revoked by any stockholder giving the same prior to the exercise thereof. Stockholders not attending the meeting may revoke their proxies prior to the meeting, and stockholders who are present at the meeting may withdraw their proxies and vote in person if they so desire.

    The expenses of preparing, assembling, printing and mailing the form of proxy and the material used in solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no additional compensation therefor) to solicit proxies personally, and by telephone and telegraph. The Company has requested banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies and will reimburse such persons for their services in doing so. The cost of such additional solicitation incurred otherwise than by use of the mails is estimated not to exceed $5,000.


Vote Required, Principal Stockholders
and Stockholdings of Management

    The Board of Directors has fixed the close of business on October 3, 1996 as the record date for the determination of stockholders who are entitled to notice of, and to vote at the meeting or any adjournment thereof. At the record date, the Company had 13,466,155 shares of its Common Stock, $.01 par value (the "Common Stock") outstanding, the holders of which are each entitled to one vote per share. The presence in person or by proxy of at least a majority of the outstanding Common Stock of the Company is necessary to constitute a quorum at the meeting. Election of directors (Proposal One) requires the affirmative vote of a majority of the votes cast by the holders of Common Stock present in person or by proxy at the meeting. Approval of the amendment to the Company's Certificate of Incorporation and the reverse stock split (Proposal Two) requires the affirmative vote of the holders of a majority of the outstanding Common Stock.

    The following table sets forth, as of October 3, 1996, the number of shares of Common Stock owned beneficially to the knowledge of the Company by each beneficial owner of more than 5% of such Common Stock, by each director and by all officers and directors of the Company as a group. The percentages have been calculated on the basis of treating as outstanding for purposes of computing the percentage ownership of a particular individual, all shares of Common Stock outstanding as of such date and all shares of Common Stock issuable to such individual in the event of exercise of his outstanding options. Except as indicated in the footnote to the table, each individual is the sole beneficial owner with sole voting rights and investment power with respect to the shares set forth opposite his name (except for shares issuable upon exercise of his options, none of which have been exercised).

         Name and Address of          Amount and Nature of       Percent
          Beneficial Owner           Beneficially Ownership     of Class
         -------------------          --------------------       -------
    Directors*
    Anthony Papalia.................       200,834(1)              1%
    James Fletcher..................        22,667(2)             --
    Martin Fletcher.................       197,167(3)              1%
    Frank Koenemund.................     1,912,500(4)             13%
    Jack Mariucci...................       312,500(5)              2%
    All executive officers and directors as a group
      (five persons)................     2,645,668(1)(2)(3)(4)(5) 18%

    Other
    Robert E. Brennan...............     5,299,667                39%
    264 Route 537 East
    Colts Neck, New Jersey 07722
    Michael F. Lombardi, Robert M...       832,500(6)              6%
    Lombardi, Stephen F. Lombardi,
    Joseph Lombardi, Joseph S.
    Lombardi, Lombardi & Lombardi,
    P.A., and Lombardi & Lombardi,
    P.A. Defined Benefit Plan
    c/o Michael F. Lombardi
    1862 Oak Tree Road
    Edison, New Jersey 08820

--------------------------------------------------------------------------------
* The address of each executive officer and director is c/o the Company, 62 Broadway, Point Pleasant Beach, New Jersey 08742.

(1)These 200,834 shares are issuable upon exercise of stock options granted by the Company.

(2) Includes 21,667 shares issuable upon exercise of stock options granted by the Company.

(3) These 197,167 shares are issuable upon exercise of stock options granted by the Company.

(4)Includes 912,500 shares issuable upon exercise of stock options granted by the Company and 1,000,000 shares of Common Stock issued in connection with the July 1993 acquisition of Mr. Cookie Face.

(5)These 312,500 shares are issuable upon exercise of stock options granted by the Company.

(6)The five individuals and the firm and Defined Benefit Plan of Lombardi & Lombardi P.A., have filed a report on Schedule 13D and an amendment thereto indicating their ownership of the Company's Common Stock as reflected in the table. The filing parties have indicated in the Schedule 13D that they are all acting separately and not as a group and that the purpose of their acquisition of the Common Stock "...is for investment and accumulation of shares in Chefs International, Inc."

                        ACTION TO BE TAKEN AT THE MEETING

                              ELECTION OF DIRECTORS
                                 (Proposal One)

    Five directors of the Company are to be elected at the meeting, each to serve until the next Annual Meeting and until his successor is elected and qualifies. The shares represented by proxies will be voted in favor of the election as directors of the persons named below who are nominees for election and authority to vote for the election of directors shall be deemed granted unless specifically withheld. Management has no reason to believe that any of the nominees for the office of director will not be available for election as a director. However, should any of them become unwilling or unable to accept nomination for election, it is intended that the individuals named in the enclosed proxy may vote for the election of such other person as Management may recommend. The Company does not have a nominating committee. During the fiscal year ended January 28, 1996, the Company's board of directors held a total of six meetings.

                       Nominees for Election as Directors

                                Director
           Nominee         Age   Since          Position with Company
          --------         ----  -------        ---------------------
Anthony Papalia............ 39    1985    President, Treasurer, Chief Executive
                                          officer,Fiancial officer and director
James Fletcher(a).......... 66    1978    Vice President and Director
Martin Fletcher(a)......... 43    1988    Secretary and Director
Frank Koenemund............ 53    1993    Director
Jack Mariucci.............. 57    1993    Director

--------------------------------------------------------------------------------
(a) James Fletcher is the father of Martin Fletcher


Principal Occupations of Nominees for Director and Executive Officers During Past Five Years

    The following is a brief account of the business experience of each of the Company's executive officers and nominees for director during the past five years.

    Anthony Papalia has been continuously employed by the Company for the preceding five years. He has served as a manager of various New Jersey Lobster Shanty restaurants and as an area supervisor. Mr. Papalia, who was elected senior vice president and a director of the Company in September 1985 and president and treasurer in March 1988, is currently devoting all of his working time to the business of the Company. In July 1993, he was elected an executive officer and a director of the Company's Mr. Cookie Face subsidiary.

    James Fletcher was elected a vice president of the Company on February 10, 1978 and a director in December 1978. In April 1980 Mr. Fletcher became general manager of the Company's Florida seafood restaurants. He is currently devoting all of his working time to the business of the Company.

    Martin Fletcher has been continuously employed by the Company for the preceding five years in various capacities. He has served as general manager of the Company's Toms River, New Jersey Lobster Shanty, as area supervisor for its Florida west coast restaurants, as assistant controller, since September 1987 as controller and since March 1988 as secretary and a director of the Company. He is currently devoting all of his working time to the business of the Company. In July 1993, he was elected an executive officer and a director of Mr. Cookie Face.

    Frank Koenemund was principally engaged from 1988 through 1991 as a principal of Thin's Inn and Thin N'Creamy, two New Jersey entities packaging and selling diet cookies in various United States markets. Since February 1992, Mr. Koenemund has been principally engaged as sole owner and as an executive officer of Mr. Cookie Face which was acquired by the Company in July 1993, at which time, he was elected a director of the Company. He currently devotes all of his working time to the business of the Company.

    Jack Mariucci was principally engaged for more than the past five years and until October 1994 as Executive Vice President and Executive Creative Director of DDB Needham Worldwide--New York. DDB Needham is a global advertising agency with offices in cities throughout the world. Mr. Mariucci was also a member of the New York Management Board of DDB Needham. Since October 1994, Mr. Mariucci has been principally engaged as an independent marketing consultant. He was elected a director of the Company in July 1993.


Compliance with Section 16 (a) of the Exchange Act

    Based solely upon a review of Forms 3 and 4 and on representations that no Forms 5 were required, the Company believes that with respect to fiscal 1996, all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than 10% of its equity securities were timely complied with except for late filings made by Messrs. Koenemund and Mariucci with respect to stock options authorized at the Company's annual meeting of stockholders held on December 19, 1995.


                  INFORMATION REGARDING EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation paid or accrued by the Company during the three fiscal years ended January 28, 1996 to its Chief Executive Officer as well as to any other executive officer of the Company or a subsidiary who earned at least $100,000 during fiscal 1996. During the three-year period ended January 28, 1996, the Company did not grant any restricted stock awards or have any long-term incentive plan in effect. The Company maintains a Supplemental Employee Benefit Program for its officers, supervisors, restaurant managers and assistant managers paying annual contributions ranging from $1,000 to approximately $3,000 per individual (except that the contribution for Mr. Koenemund who first became covered under the Program in June 1995 was $8,352 in fiscal 1996). The Program provides life insurance death benefits, disability income benefits and retirement income benefits. James Fletcher is not covered under this Program but the Company has agreed if he remains in its employ until age 65 and leaves such employ at any time thereafter, the Company will pay him $20,000 annually for the ten year period following such termination of employment or until his death, if he dies prior thereto. The Company partially funds this obligation with an insurance policy paying an annual premium of approximately $5,000.


                           SUMMARY COMPENSATION TABLE


Name and                                   FiscalAnnual CompensationOther Annual
Principal Position                           Year   Salary   BonusCompensation
---------------                              ----- ----------------------------
Anthony Papalia...........................   1996  $119,692  $-0-  $2,088(a)
  President and Chief Executive Officer      1995  $110,600  $-0-  $2,088(a)
                                             1994  $107,139  $-0-  $2,088(a)
Frank Koenemund...........................   1996  $111,539 $54,300$8,352(a)
  Chief Executive Officer of MCF             1995  $100,000  $-0-    $-0-
                                             1994  $ 84,878  $-0-    $-0-

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(a) Represents contributions under the Supplemental Employee Benefit Program.

--------------------------------------------------------------------------------
                                              Long-Term Compensation
                                              -----------------------
Name and                           Fiscal  OptionsRestrictedLTIP  All Other
Principal Position                  Year    SARsStock AwardsPayoutsCompensation
---------------                     ----- --------------------------------------
Anthony Papalia..................   1996     -0-      0     $-0-    $-0-
  President and Chief Executive Officer1995  162,500* 0     $-0-    $-0-
                                    1994     -0-      0     $-0-    $-0-
Frank Koenemund..................   1996  750,000**   0     $-0-    $-0-
  Chief Executive Officer of MCF.   1995  162,500*    0     $-0-    $-0-
                                    1994    -0-       0     $-0-    $-0-

--------------------------------------------------------------------------------
 *Each exercisable to purchase one share of Common Stock at $1.25 per share.

**Each exercisable to purchase one share of Common Stock at $1.00 per share.


Employment Agreements

    At the annual meeting of the Company's stockholders held on December 19, 1995, stockholders ratified employment contracts between the Company and Anthony Papalia as chief executive officer and chief financial officer and between the Company and Martin Fletcher as controller. Each contract expires at the conclusion of the Company's 1999 fiscal year and is automatically renewed on a year by year basis for up to five consecutive additional one-year terms unless either party gives at least six months prior notice that he or it does not desire such renewal. Mr. Papalia's annual salary under the contract is $150,000 and Mr. Fletcher's annual salary under the contract is $87,000. Each individual's salary is subject to automatic increase in each Renewal Year based on increases in the Consumer Price Index. If the employment of either individual is terminated other than for cause, he will become entitled to a Severance Payment equal to the amount of his compensation over the balance of the contract term. Each individual is also entitled to terminate his employment and receive a Severance Payment equal to six months salary in the event of a "change of control" of the Company.

    Frank Koenemund, in connection with the Company's acquisition of Mr. Cookie Face in July 1993, executed an approximately four and one-half year employment contract with Mr. Cookie Face (through January 31, 1998) agreeing to serve as president and chief executive officer and to devote at least 90% of his working time to such duties. Pursuant to the employment contract, Mr Koenemund was compensated at an annual salary of $100,000 and was also entitled to an annual bonus equal to the following percentages of Mr. Cookie Face's pre-tax income (excluding extraordinary items) provided that no losses from any fiscal period will be carried over to reduce profits in any other fiscal period.

        MCF Pre-Tax Income                            Percentage Bonus
        -------------------                           ----------------
        On amounts up to $1,000,000......................    10%
        On amounts in excess of $1,000,000
          but not in excess of $2,000,000................   7.5%
        On amounts in excess of $2,000,000
          but not in excess of $3,000,000................     5%
        On amounts in excess of $3,000,000...............   2.5%

    On October 30, 1995, the term of Mr. Koenemund's employment contract was extended through January 31, 2001, his salary was increased commencing October 30, 1995 to an annual rate of $150,000 and the bonus provision was retained. Based on the bonus formula, Mr. Koenemund, who did not earn a bonus in fiscal 1994 or fiscal 1995, earned a bonus of $54,300 with respect to fiscal 1996.

    Effective October 2, 1995, the Company executed a Consulting Agreement with M&M Creative Services, Inc. ("M&M") retaining M&M as a consultant for an approximately three-year term through the conclusion of fiscal 1999, to provide marketing, advertising and similar promotional services for a monthly consulting fee of $3,000. Jack Mariucci, a director of the Company, is the principal employee of M&M and his wife is the president and sole stockholder. The Consulting Agreement requires Mr. Mariucci to devote at least 10% of his working time in each month to providing the consulting services and terminates, among other reasons, in the event of Mr. Mariucci's death or disability. The Consulting Agreement is automatically renewed on a year by year basis for up to five consecutive additional one-year terms unless either party gives at least six months prior notice that he or it does not desire such renewal.


Stock Options

    On November 18, 1986, the Company's Board of Directors granted Incentive Stock Options ("ISOs") exercisable to purchase an aggregate 36,334 shares of Chefs's Common Stock at $.375 per share, pursuant to the Company's 1982 Incentive Stock Option Plan (the "Plan") to 27 employees including three officers. The options are exercisable until ten years after the Date of Grant but only by the employee (or his estate in the event of death). The Company's three present executive officers each were granted options to purchase 1,667 shares. On November 18, 1986, the closing bid price for the Company's common stock on the NASDAQ system was $.375. None of such options have been exercised to date and an aggregate 22,334 of such options have been cancelled due to terminations of employment.

    On November 3, 1989, the Company's Board of Directors granted additional ISOs, identical in form and exercisable to purchase an aggregate 146,334 shares of Common Stock at $.328125 per share (equal to the mean between the closing bid price and the closing asked price for the Common Stock on NASDAQ on November 2,
1989), pursuant to the Plan, to ten employees including three officers. Anthony Papalia, James Fletcher and Martin W. Fletcher were granted 36,667, 20,000 and 33,000 of these options, respectively. To date, ISOs have been exercised to purchase an aggregate 6,667 shares and an aggregate 6,664 of such options have been cancelled due to terminations of employment. The Company's ISO Plan terminated in August 1992.

    At the Company's annual meeting of stockholders held on October 3, 1994, stockholders approved the grant to four key members of management of stock options exercisable to purchase an aggregate 650,000 shares of Common Stock. The options are each exercisable over a term of five years from October 3, 1994 at an exercise price of $1.25 per share (the last sales price for the Common Stock on the NASDAQ Small-Cap System on July 29, 1994, the last trading day prior to the date of grant of the options by the Board of Directors). Each option is non-transferable (except on death) and is exercisable by the optionee only while serving as an officer, director or employee of the Company or one of its subsidiaries. The optionees and the number of shares issuable upon exercise of the options granted to such optionees are as follows:

        Optionee                                        Number of Shares
        --------                                        ----------------
        Anthony Papalia......................................162,500
          (President, Treasurer, CEO, CFO and Director)
        Martin Fletcher......................................162,500
          (Secretary and Director)
        Frank Koenemund......................................162,500
          (President of Mr. Cookie Face subsidiary and Director)
        Jack Mariucci........................................162,500
          (Director)

    At the Company's annual meeting of stockholders held on December 19, 1995, stockholders approved the grant to Messrs. Koenemund and Mariucci of stock options exercisable to purchase 750,000 shares and 150,000 shares of Common Stock respectively. The options are each exercisable over a term of five years from December 19, 1995 at an exercise price of $1.00 per share. On October 20, 1995, the last trading day prior to the date of grant of the options by the Board of Directors, the last sales price for the Common Stock on the NASDAQ Small-Cap System was $.40625. Each option is non-transferable (except on death) and is exercisable, in the case of Mr. Koenemund, only while serving as an officer, director or employee of the Company or a subsidiary, and in the case of Mr. Mariucci, only while rendering marketing and advertising services to the Company or a subsidiary pursuant to a consulting agreement.

    The following table illustrates information concerning stock option grants made during fiscal 1996 to each of the executive officers named in the "Summary Compensation Table."


                          Option Grants in Fiscal 1996

                              Percent of                              Potential Realizable
                             Total Options                            Value at Assumed Annual
           Number of Shares Granted to                                Rates of Stock Price
            of Common Stock "Employees and      Exercise                Appreciation for
              Underlying     Consultants"        Price       Expiration   Option Term(1)

Name         Options Granted  in Fiscal Year      Per Share   Date      5%($)   10%($)
-----        ---------------  ----------------  ------------   -----    ------  -----

Frank Koenemund  750,000       83%              $1.00          12/18/00    -0-       -0-

--------------------------------------------------------------------------------
(1)Assumes  appreciation  at the  stated  rates in the  market  price for Chefs'
   Common Stock.  The option will have no value  unless,  and only to the extent that the market price for Chefs' Common Stock appreciates from the grant date to the exercise date.


    The following table sets forth certain information concerning unexercised options for each of the executive officers named in the "Summary Compensation Table." No options were exercised by either individual in fiscal 1996.


                       1996 Fiscal Year-End Option Values

                                  Number of Unexercised   Value of
                                     Options at 1996     Unexercised
                                     Fiscal Year-End    In-The-Money
        Name                     ExercisableUnexercisableOptions at 1/28/96(1)
        ---------             --------------------------------------
------------------------------
        Anthony Papalia.........    38,334       -0-         -0-
                                   162,500       -0-         -0-

        Frank Koenemund.........   162,500       -0-         -0-
                                   750,000       -0-         -0-

--------------------------------------------------------------------------------
(1)The option exercise price exceeded the closing bid price for the Common Stock in the over-the-counter market on the last trading day preceding January 28, 1996.


Directors' Compensation

    Directors who are not employees of the Company or its subsidiaries are compensated at a monthly rate of $1,500. At present, the sole non-employee director is Jack Mariucci.


                          COMPENSATION COMMITTEE REPORT

    The Compensation Committee is composed of Anthony Papalia, James Fletcher and Martin Fletcher, the Company's three principal executive officers. The Compensation Committee is responsible, subject to the approval of the Board of Directors, for establishing the Company's compensation program.


Compensation Philosophy and Policy

    The Company's compensation plan generally is designed to motivate and reward the Company's executive officers and other personnel responsible for attaining financial, operational and strategic objectives. In administering the plan, the Compensation Committee assesses the performance of individuals and the Company relative to those objectives.

    The Company's compensation plan generally provides incentives to achieve annual and longer term objectives. The principal elements of the compensation plan include base salary and stock awards in the form of grants of stock options. These elements generally are blended in order to provide compensation packages which provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of the Company's executive officers and other higher level personnel with those of the Company's shareholders.

    Base Salary. The cash compensation paid to or accrued for Anthony Papalia and Martin Fletcher with respect to fiscal 1996 was $119,692 and $79,424 respectively. Such compensation was initially determined taking into account the duties and responsibilities of each such individual and the size of the Company in terms of financial condition and operations as well as the competitive marketplace for similar executive talent. The compensation being paid to Mr. Koenemund as chief executive officer of Mr. Cookie Face pursuant to his employment agreement previously described, was determined in arms-length negotiations between Management and Mr. Koenemund in connection with the Company's acquisition of Mr. Cookie Face in July 1993. In view of the increase in size of the Company due principally to the acquisition of Mr. Cookie Face and the added responsibilities they assumed in connection therewith, the cash compensation packages of Anthony Papalia and Martin Fletcher were restructured by the Board of Directors at a directors' meeting held on October 20, 1995 at which time the employment contracts described under "Employment Agreements" were authorized by the Board of Directors, subject to stockholder approval. Stockholders ratified the employment contracts at the December 19, 1995 annual meeting of stockholders. In addition, Mr. Koenemund's annual salary was increased by the Board of Directors on October 20, 1995 in consideration for his agreement to extend his employment contract to January 31, 2001. See "Employment Agreements."

    Base pay levels and increases for other key employees take into consideration the recent performance of the individual and the Company, the experience of the individual, the scope and complexity of the position and the base compensation levels established by competitors for comparable positions.

    Stock Awards. To promote the Company's long-term objectives, stock awards are made to executive officers and other key management personnel (including key employees) who are in a position to make a significant contribution to the Company's long-term success. Stock options had previously been granted to executive officers and other key employees pursuant to the Company's 1982 Incentive Stock Option Plan but the Plan expired in 1992. No stock options were granted during fiscal 1993 or fiscal 1994. On August 1, 1994 pursuant to the recommendation of the Compensation Committee, the Board of Directors authorized the grant to four key members of management of stock options exercisable to purchase an aggregate 650,000 shares of Common Stock, subject to stockholder approval which approval was obtained at the Company's October 3, 1994 stockholder meeting. On October 20, 1995 pursuant to the recommendation of the Compensation Committee, the Board of Directors authorized the grant to Mr. Koenemund and to Mr. Mariucci of stock options exercisable to purchase 750,000 shares and 150,000 shares of Common Stock respectively, in each case subject to stockholder approval which approval was obtained at the Company's December 19, 1995 stockholder meeting.

    Stock options represent rights to purchase shares of Common Stock within a fixed period of time at a price per share specified on the date of grant of the option. Since stock options may grow in value over time, these components of the Company's compensation plan are designed to reward performance over a sustained period. All of the options to purchase Common Stock granted to date may only be exercised by the optionee during his lifetime while serving as an officer, employee or director of the Company or one of its subsidiaries (except that Mr. Mariucci's options are only exercisable while he is rendering marketing and advertising services to the Company or a subsidiary pursuant to a consulting agreement). The Company intends that these awards will strengthen the focus of its executives and other key members of management as well as key employees on managing the Company from the perspective of a person with an equity stake in the Company.

                                        COMPENSATION COMMITTEE

                                 Anthony Papalia
                                 James Fletcher
                                 Martin Fletcher


--------------------------------------------------------------------------------

              PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION
                    TO REDUCE THE AUTHORIZED SHARES OF COMMON STOCK AND
               EFFECT A ONE-FOR-THREE REVERSE STOCK SPLIT OF THE COMMON STOCK

--------------------------------------------------------------------------------

    The Board of Directors of the Company has adopted resolutions proposing an amendment to the Company's Certificate of Incorporation, as amended, (a) to reduce the number of authorized shares of Common Stock from 50,000,000 shares to 15,000,000 shares and to effect a one-for-three reverse stock split of the outstanding Common Stock by amending the outstanding Common Stock so that each presently outstanding share of Common Stock, $.01 par value ("Old Common Stock") will be changed into one-third (1/3rd) of one share of new Common Stock, $.01 par value ("New Common Stock").

    If this Proposal is adopted, certificates for New Common Stock will be issued in place of and upon surrender of certificates for Old Common Stock on the basis of one share of New Common Stock for every three shares of Old Common Stock. In connection with the reverse stock split, fractional shares of New
Common Stock will not be issued but any stockholder entitled to a fractional share will be issued one whole share of New Common Stock therefor.

    On the October 3, 1996 record date, the Company had an aggregate 13,466,155 shares of its Common Stock, $.01 par value ("Old Common Stock") outstanding and an additional 1,697,000 shares of Old Common Stock reserved for issuance upon exercise of outstanding options. Therefore, assuming effectiveness of the proposed one-for-three reverse stock split, the Company will have approximately 4,488,719 shares of Common Stock, $.01 par value ("New Common Stock") outstanding, and an additional approximate 565,667 shares of New Common Stock reserved for issuance upon exercise of outstanding options.

    With the exception of the reduction in outstanding shares caused by the one-for-three reverse stock split, the Old Common Stock and the New Common Stock are identical. As was the case with the Old Common Stock, holders of the New Common Stock will be entitled to dividends when and as declared by the Board of Directors from funds legally available therefor, and, upon liquidation will be entitled to share pro rata in any distribution to shareholders. Holders of the New Common Stock (as was the case with holders of the Old Common Stock) will have one non-cumulative vote for each share held so that holders of more than 50% of the New Common Stock will be able to elect all the directors and the remaining stockholders will be unable to elect any directors. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to either the New Common Stock or the Old Common Stock. All of the outstanding shares of the Old Common Stock are (and all of the shares of the New Common Stock issued upon the reverse stock split will be) validly issued, fully paid and non-assessable.

    The reverse stock split will not effect any change in the rights of minority stockholders concerning a change in control or takeover of the Company. Receipt of New Common Stock upon surrender of Old Common Stock in connection with the reverse stock split will not constitute taxable income to stockholders under federal income tax laws.

    Assuming that this Proposal is approved and effected, the Company will have approximately 9,945,614 shares of New Common Stock authorized but unissued and unreserved for future issuances. Although there are no present plans or arrangements to issue any of such shares, in view of the Company's limited working capital position, the Board of Directors may in the future attempt to raise additional financing for the Company through the sale of such shares, in whole or in part, on terms which cannot now be predicted.


Reasons for the Proposed Reverse Stock Split

    The Common Stock is quoted and traded in the over-the-counter market on the NASDAQ Small Cap System under the symbol "CHEF." The high bid price for the Common Stock has been lower than $1.00 at all times since January 30, 1995. A requirement for continued listing on the System is that the minimum bid price for the Common Stock be at least $1.00. As a result of the bid price for the Common Stock being less than $1.00, the Common Stock has continued to trade on the NASDAQ Small Cap System only because the Company is in compliance with the alternative criteria for continued listing on the System which allows the bid price to be less than $1.00 provided the issuer has at least $2 million in capital and surplus and a public float market value of at least $1 million.

    The Company has been advised by The NASDAQ Stock Market, Inc. that its Board of Directors is currently in the midst of a comprehensive review of the listing standards for NASDAQ and that "...it is probable, while not a certainty at this time, that the Board...will  move to eliminate the alternative  criteria...." In such event, the Common Stock would lose its listing on NASDAQ if it continued to trade at a bid price of less than $1.00. In an effort to increase the bid price of the Common Stock to $1.00 or more, the Board of Directors has authorized and recommends the proposed reverse stock split.

    It should be noted that even if the reverse stock split of the Common Stock is effected, no assurances can be given that it will trade at a higher market price or that it will continue to be listed on NASDAQ. The Board of Directors believes that the proposed reduction in the number of outstanding shares of Common Stock will afford a better opportunity for the market price for such securities to increase on a per share basis in the event of future earnings, although no assurances can be given that such will be the case. However, the Board of Directors believes that in the event the alternative criteria for listing on NASDAQ is eliminated, the failure to effectuate the proposed reverse stock split could significantly increase the possibility that the Common Stock will be delisted from trading on NASDAQ which would result in a limited trading market for such securities thereby adversely affecting their liquidity. It should also be noted that non-NASDAQ securities may not be eligible for exemptions accorded NASDAQ listed stocks under several state blue-sky laws, thereby making it more difficult to qualify for secondary trading in such states.


                 THE BOARD OF  DIRECTORS  STRONGLY  URGES  THAT  HOLDERS  OF THE
                COMPANY'S COMMON STOCK CAST THEIR PROXIES FOR THIS PROPOSAL.


                             STOCK PRICE PERFORMANCE

    Set forth below is a table comparing the yearly cumulative total shareholder return on the Common Stock, based on the market price of the Common Stock, with the cumulative total return of companies in the S&P 500 and the S&P Restaurant Index.


                      COMPARISON OF FIVE YEAR TOTAL RETURN
              FOR CHEFS INTERNATIONAL, INC., S&P 500 AND S&P RESTAURANT INDEX


                           Total Shareholders Returns

                          base
company                   Period
-------                   Jan91    Jan92     Jan93      Jan94    jan95   Jan96

Chefs International Inc   100      114.16    85.39      456.62   104.57  52.36

S&P INDEX                 100      122.69    135.67     153.14   153.96  213.48

Restaurant- 500           100      154.03    173.20     213.43   224.14  330.45



--------------------------------------------------------------------------------



                              CERTAIN TRANSACTIONS

    Robert E. Brennan is a principal stockholder of the Company as well as the owner of Gourmet Associates ("Gourmet") which has leased the Vero Beach, Florida Lobster Shanty restaurant to the Company since 1979. During the Company's two most recently completed fiscal years and at present, the lease has been and continues to be a month to month "net" lease at a monthly rental of $10,000 with the Company also paying personal property taxes and insurance thereunder. Management regards this lease to be advantageous to the Company.
    In February 1995, Mr. Cookie Face agreed to purchase certain furniture, fixtures and equipment at a restaurant operated by a corporation wholly-owned by Frank Koenemund in a strip mall in Manalapan, New Jersey for a $125,000 note, payable out of 50% of the annual profits derived from Mr. Cookie Face's operation of an ice cream parlor and restaurant at said location. Chefs' management was of the opinion that the replacement cost of such furniture, fixtures and equipment approximated $125,000. Mr. Koenemund represented that his approximate cost for same two and three years prior was also $125,000. Mr. Cookie Face entered into a five-year lease for the premises through January 31, 2000 to operate its first Mister Cookie Face restaurant at such location at an annual rental initially at approximately $32,000, reducing to an annual rental in the last year of $26,700.
    In May 1995, the Company opened a Mr. Cookie Face restaurant at the strip mall location offering a limited menu during lunch and dinner hours as well as Mr. Cookie Face and other ice cream and dessert products for both on premises consumption and retail take-out. Due to disappointing sales, the Company closed this restaurant in September 1995. The restaurant lost $160,700 in fiscal 1996.
    In April 1996, Mr Cookie Face sold the restaurant furniture, fixtures and equipment and assigned the lease for the restaurant to WW Ice Cream Parlors, Inc. and Welsh Farms, Inc. (collectively "Welsh") at a sales price of $190,000, payable solely out of certain monetary credits which Welsh agreed to provide Mr. Cookie Face for future purchases of ice cream mix and ice cream products. Despite the assignment, Mr. Cookie Face continued to remain liable with Welsh under the lease. At the same time, Mr. Koenemund's corporation agreed with Mr. Cookie Face to reduce the principal amount of the above described $125,000 note to $95,000 and to provide that it would be payable solely out of 50% of the amount of any monetary credits received by Mr. Cookie Face from Welsh pursuant to the above described arrangement.

Auditors

    The firm of Moore Stephens, P.C., certified public accountants, has been selected by the Board of Directors to audit the accounts of the Company and its subsidiaries for the current fiscal year ending January 26, 1997. Moore Stephens, P.C., is the successor in interest to the firm of Mortenson and Associates, certified public accountants, which firm served as the Company's auditors since 1978. Representatives of such firm are not expected to be present at the November 7, 1996 Annual Meeting of Stockholders.


Stockholder Proposals for 1997 Annual Meeting

    Under current rules of the Securities and Exchange Commission, stockholders wishing to submit proposals for inclusion in the Proxy Statement of the Board of Directors for the 1997 Annual Meeting of Stockholders must submit such proposals so as to be received by the Company at P.O. Box 1332, Point Pleasant Beach, New Jersey 08742 on or before April 30, 1997.


                                  OTHER MATTERS

    Management does not know of any other matters which are likely to be brought before the Meeting. However, in the event that any other matters properly come before the Meeting, the persons named in the enclosed proxy will vote said proxy in accordance with their judgment in said matters.

                                        By Order of the Board of Directors

                                 ANTHONY PAPALIA
                                                  President

Point Pleasant Beach, New Jersey 08742
October 7, 1996